As filed with the Securities and Exchange Commission on February 26, 2021.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________________
10x Genomics, Inc.
(Exact name of registrant as specified in its charter)
__________________________________

Delaware (State or other jurisdiction of incorporation or organization)	45-5614458 (I.R.S. Employer Identification No.)

6230 Stoneridge Mall Road
Pleasanton, California 94588
(Address of Principal Executive Offices) (Zip Code)

10x Genomics, Inc. 2019 Omnibus Incentive Plan
10x Genomics, Inc. 2019 Employee Stock Purchase Plan
(Full title of the Plans)

Serge Saxonov
Chief Executive Officer
10x Genomics, Inc.
6230 Stoneridge Mall Road
Pleasanton, California 94588
Telephone: (925) 401-7300
(Name and address and telephone number, including area code, of agent for service)

With copies to:

Kevin P. Kennedy
Simpson Thacher & Bartlett LLP
2475 Hanover Street
Palo Alto, California 94304
(650) 251-5000
__________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A common stock, par value $0.00001 per share (1) (3)	5,424,295	$179.74 (4)	$974,962,783.30 (4)	$106,368.44
Class A common stock, par value $0.00001 per share (2) (3)	1,084,859	$152.78 (5)	$165,744,758.02 (5)	$18,082.75

(1)	Covers additional shares of Class A common stock, par value $0.00001 per share (“Class A common stock”), of the registrant that became available for issuance on January 1, 2021 under the 10x Genomics, Inc. 2019 Omnibus Incentive Plan (the “Omnibus Incentive Plan”), pursuant to the terms of the Omnibus Incentive Plan.
(2)	Covers additional shares of Class A common stock that became available for issuance on January 1, 2021 under the 10x Genomics, Inc. 2019 Employee Stock Purchase Plan (the “ESPP”), pursuant to the terms of the ESPP.
(3)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of Class A common stock which may be offered and issued to prevent dilution resulting from stock splits, stock distributions or similar transactions.
(4)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $179.74 per share, which is the average of the high and low sale price of the Class A common stock as reported on The Nasdaq Global Select Market on February 24, 2021.
(5)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of 85% of $179.74 per share, which is the average of the high and low sale price of the Class A common stock as reported on The Nasdaq Global Select Market on February 24, 2021. Pursuant to the ESPP, the purchase price of a share of Class A common stock reserved for issuance thereunder will be 85% of the fair market value of a share of Class A common stock on the Enrollment Date or the Exercise Date (as such terms are defined in the ESPP), whichever is lower.

EXPLANATORY NOTE
This Registration Statement on Form S-8 is being filed with the Securities and Exchange Commission (the “Commission”) for the purpose of registering an additional 6,509,154 shares of the Class A common stock issuable under the following employee benefit plans for which registration statement of the Company on Form S-8 (File No. 333-233720) (the “Prior Registration Statement”) is effective: (i) the Omnibus Incentive Plan, which, as a result of the operation of an automatic annual increase provision therein, added 5,424,295 shares of Class A common stock as of January 1, 2021, and (ii) the ESPP, which, as a result of the operation of an automatic annual increase provision therein, added 1,084,859 shares of Class A common stock as of January 1, 2021. In accordance with Instruction E of Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference and made a part of this Registration Statement on Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed with the Commission by the registrant pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this registration statement:

(a)	The registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the Commission on February 26, 2021; and

(b)
The registrant’s registration statement on Form 8-A (File No. 001-39035) filed with the Commission on September 6, 2019 pursuant to Section 12(b) of the Exchange Act, relating to the registrant’s Class A common stock, including all other amendments and reports filed for the purpose of updating such description.

All documents that the registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement (except for any portions of the registrant’s current reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission) and prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 8. Exhibits.
The following exhibits are filed as part of this registration statement:

Exhibit Number	Description of Document

3.1
Amended and Restated Certificate of Incorporation of the registrant (incorporated by reference to Exhibit 3.1 filed with the registrant’s Current Report on Form 8-K (File No. 001-39035), filed with the Commission on September 16, 2019).

3.2
Amended and Restated Bylaws of the registrant (incorporated by reference to Exhibit 3.1 filed with the registrant’s Current Report on Form 8-K (File No. 001-39035), filed with the Commission on March 26, 2020).

4.1
2019 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.11 filed with Amendment No.  1 to the registrant’s registration statement on Form S-1 (File No. 333-233361), filed with the Commission on September 3, 2019).

4.2
2019 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.12 filed with Amendment No.  1 to the registrant’s registration statement on Form S-1 (File No. 333-233361), filed with the Commission on September 3, 2019).

4.3
Form of Restricted Stock Unit Award under the 2019 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.7 filed with the registrant’s Annual Report on Form 10-K (File No. 001-39035), filed with the Commission on February 26, 2021).

4.4
Form of Incentive Stock Option Award under the 2019 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.8 filed with the registrant’s Annual Report on Form 10-K (File No. 001-39035), filed with the Commission on February 26, 2021).

4.5
Form of Nonqualified Stock Option Award (Board of Directors) under the 2019 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.9 filed with the registrant’s Annual Report on Form 10-K (File No. 001-39035), filed with the Commission on February 26, 2021).

4.6
Form of Nonqualified Stock Option Award (US Participants) under the 2019 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.10 filed with the registrant’s Annual Report on Form 10-K (File No. 001-39035), filed with the Commission on February 26, 2021).

4.7
Form of Nonqualified Stock Option Award (Non-US Participants) under the 2019 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.11 filed with the registrant’s Annual Report on Form 10-K (File No. 001-39035), filed with the Commission on February 26, 2021).

5.1*	Opinion of Simpson Thacher & Bartlett LLP.
23.1*	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1).
23.2*	Consent of Independent Registered Public Accounting Firm.
24.1*	Power of Attorney (included in the signature pages to this registration statement).

* Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, State of California, on the 26th day of February, 2021.

10x Genomics, Inc.

By:	/s/ Serge Saxonov
Name: Serge Saxonov Title: Chief Executive Officer and Director
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Serge Saxonov, Justin J. McAnear and Eric S. Whitaker, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8 and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Serge Saxonov	Chief Executive Officer and Director	February 26, 2021
Serge Saxonov	(Principal Executive Officer)

/s/ Benjamin J. Hindson	President and Director	February 26, 2021
Benjamin J. Hindson

/s/ Justin J. McAnear	Chief Financial Officer	February 26, 2021
Justin J. McAnear	(Principal Accounting and Financial Officer)

/s/ John R. Stuelpnagel	Chairman of the board of directors	February 26, 2021
John R. Stuelpnagel

/s/ Sridhar Kosaraju	Director	February 26, 2021
Sridhar Kosaraju

/s/ Mathai Mammen	Director	February 26, 2021
Mathai Mammen

/s/ Kim Popovits	Director	February 26, 2021
Kim Popovits

/s/ Bryan E. Roberts	Director	February 26, 2021
Bryan E. Roberts

/s/ Shehnaaz Suliman	Director	February 26, 2021
Shehnaaz Suliman

Exhibit 5.1
Simpson Thacher & Bartlett LLP

2475 HANOVER STREET
PALO ALTO, CA 94304
____________________________
TELEPHONE: +1-650-251-5000
FACSIMILE: +1-650-251-5002

Direct Dial Number E-mail Address

February 26, 2021

10x Genomics, Inc.
6230 Stoneridge Mall Road
Pleasanton, California 94588

Ladies and Gentlemen:

We have acted as counsel to 10x Genomics, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of an aggregate of up to 6,509,154 shares (the “Shares”) of Class A common stock, par value $0.00001 per share, of the Company, consisting of (i) up to 5,424,295 Shares that may be issued by the Company pursuant to the 10x Genomics, Inc. 2019 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) and (ii) up to 1,084,859 Shares that may be issued by the Company pursuant to the 10x Genomics, Inc. 2019 Employee Stock Purchase Plan (the “ESPP” and, together with the Omnibus Incentive Plan, the “Plans”).

We have examined the Registration Statement, the Amended and Restated Certificate of Incorporation of the Company (the “Amended Charter”) and the Plans, each of which has been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares, when issued and delivered in accordance with the Plans and pursuant to the agreements that accompany the Plans, will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

NEW YORK	BEIJNG	HONG KONG	HOUSTON	LONDON	LOS ANGELES	SÃO PAULO	TOKYO	WASHINGTON D.C.

Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 10x Genomics, Inc. 2019 Omnibus Incentive Plan and the 10x Genomics, Inc. 2019 Employee Stock Purchase Plan of our reports dated February 26, 2021, with respect to the consolidated financial statements of 10x Genomics, Inc. and the effectiveness of internal control over financial reporting of 10x Genomics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Redwood City, California
February 26, 2021